Exhibit 99.2
Capital Trust Q3’ 09 Earnings Call
November 4, 2009
10:00 AM ET

Operator:	Hello and welcome to the Capital Trust third quarter 2009 results conference call. Before we begin, please be advised that the forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, the success of the Company’s debt restructuring and its ability to meet the amortization required thereby, the continued credit performance of the Company’s loan and CMBS investments, the asset/liability mix, the effectiveness of the Company’s hedging strategy and the rate of repayment of the Company’s portfolio assets, as well as other risks indicated from time to time in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances. There will be a Q&A session following the conclusion of this presentation. At that time, I will provide instructions for submitting a question to management. I will now turn the call over to John Klopp, CEO of Capital Trust.

John Klopp:	Thank you. Good morning everyone. Thank you for joining us and for your continued interest in Capital Trust.

With me today once again are the Steve Plavin (our Chief Operating Officer) and Geoff Jervis (our Chief Financial Officer); Tom Ruffing (our Chief Credit Officer and Head of Asset Management) is on the road this week visiting our affiliate company in Chennai, India so obviously he will not be able to join us.

Last night we reported our results for the third quarter and filed our 10-Q. There’s no good way to deliver bad news. So here we go: CT recorded a GAAP loss for the period of $106 million or $4.75 per share, driven almost entirely by additional loan loss provisions in our loan portfolio and significant impairments in our securities portfolio. The provisions totaled $47 million against 6 loans, and the impairments (which aggregated $78 million) related primarily to one very large CDO investment where several underlying loans in the collateral pool have encountered problems. Geoff will give you more of the details in a moment, but the cold, hard reality is that commercial real estate fundamentals continue to grind downward, and CT’s portfolio continues to feel the pain.

In many ways, what’s happening at CT mirrors the perilous, and increasingly confusing, state of today’s commercial real estate world. For context, let’s roll back the tape. We started this company in 1997 to catch the wave of securitization that was transforming the capital markets and to create a full-service platform capable of investing in all types of commercial real estate debt. With several memorable bumps along the road (the 1998 Russian debt crisis, the aftermath of the Tech Wreck and then 9/11), the next decade brought spectacular growth, fueled by increasingly easy credit coupled with an explosion of institutional capital investing through high yield private equity funds. We all know the math: outstanding Commercial Real Estate debt increased by $265 billion annually from 2001 through 2007, reaching a crescendo in ‘07 with over $230 billion of new CMBS issuance. At the same time, private real estate funds raised and spent some $500 billion of equity between 2004 and 2008, representing over $2 trillion of assets and companies acquired. With all this capital flying in, values kept rising, cap rates kept declining, and ever more aggressive deals kept getting done.

At CT, we rode the wave, tripling our balance sheet assets from 2004 to 2007 and raising over $3.5 billion of private equity capital in our investment management business. Along the way, we tried to stick to our knitting, financing mainstream, income producing real estate, focusing primarily on existing office buildings, full service hotels, and established retail centers, generally limiting our exposure to Last Dollar Loan-to-Values of 70 — 80% and picking experienced, strong sponsors. As the markets got increasingly frothy in ‘06 and ‘07, we stayed in the market but consciously tried to dial back our real estate risk, targeting lower-LTV B Notes and (unfortunately)

applying more financial leverage to maintain our return hurdles. When we invested in securities, we did the homework and didn’t rely on ratings, bought higher up in the credit stack on big conduit deals, and purchased only 1st loss positions in large loan floaters where we felt we could understand the specific credits. But don’t get me wrong: we made our share of mistakes and simply did not foresee the ferocity of the storm that was approaching.

Fast forward to 2007: Starting with the implosion of the subprime resi market, the dominos fell quickly (Bear Stearns, the CDO market, CMBS spreads, REIT stocks, and the banks themselves), and the freight train bearing down on commercial real estate became increasingly visible. Liquidity evaporated, transaction volume plummeted, the securitization markets shut down and the banks went into survival mode, pulling in assets as fast and as hard as they could in order to deleverage their own balance sheets.

At CT, with very few exceptions our assets continued to perform, but we spent 2008 meeting margin calls and fending off lenders, reducing our indebtedness by over $200 million. By the end of the year, down to $50 million of liquidity, we called our lenders together and executed a difficult, painful debt restructuring that closed in March of this year. The restructuring was designed to give us precious time—time to collect our assets and maximize recoveries.

Today, commercial real estate is still largely stuck in a state of suspended animation, waiting for the big shoes to drop. We all know that the industry is severely overleveraged, with a staggering $1.5 trillion of debt coming due by 2013—at a time when the CMBS market is still closed, portfolio lenders have pulled back, underwriting standards have tightened significantly, property values are down, and cash flows continue to decline. This time around, the math says that unprecedented losses will be incurred as the deleveraging of the system plays out. But at the same time, mixed signals abound. On a macro level, home prices have exhibited a spark of life, the rate of job losses has at least abated, and the stock market certainly appears to anticipate a sharp, V-shaped recovery. Closer to home, REITs have raised huge amounts of new capital and the stocks have been on a tear, CMBS spreads have tightened significantly, and the government seems to finally realize that the commercial real estate sector needs attention (and assistance). Capital is lining up for what many perceive will be the opportunity of a lifetime, but buyers and sellers, lenders and borrowers are still locked together in a death grip and the logjam has not yet broken.

At CT, we are working [hard] every day to maximize recoveries on our existing balance sheet assets and position the Company to participate in the next round of opportunities through our investment management business. When a loan encounters problems, we step in hard and fast, foreclosing when we believe that provides the best path to value realization, restructuring when the borrower demonstrates the capacity to stick with the property and contribute to the solution. “Extend and pretend” have become today’s industry watchwords, but the reality is that no borrower will inject new equity (or redirect excess cash flow) into a project without getting extra time to bridge to an eventual market stabilization. Notwithstanding the markets’ mixed signals, the credit provisions and impairments that we took in Q3 reflect our view that things will get worse before they get better, as we anticipated losses on a number of loans that continue to perform today. We have also identified watchlists of performing loans and securities that we monitor closely for potential trouble, and we are proactively reaching out to these borrowers to try and head off problems before they occur. As the maturities of our assets inevitably lengthen, we will need the continued confidence of our lenders in CT’s ability to positively impact outcomes through our team’s workout expertise. And as the Great Real Estate Recession rolls on, we will need all of our skills and experience (plus some luck along the way) to ride out this storm. With that I’ll turn it over to Geoff to run you through the third quarter numbers.

Geoffrey Jervis: Thank you John and good morning everyone.

Last night we reported results for the third quarter, recording a net loss of $106.5 million or $4.75 per share.

The net loss for the quarter was primarily the result of $113 million of reserves and impairments that we took against our loan and securities portfolios. Specifically, we recorded credit loss provisions of $47 million against six loans and net credit-related impairments of $66 million on three securities. After covering the quarter’s operating results, I will provide further detail on the portfolio.

Exclusive of credit provisions and impairments, operating income was $6.7 million or 30 cents per share during the period. Non credit-related drivers of the quarter’s net income were,
•	Net interest margin of $9.9 million, down $400,000 from last quarter, due, in roughly equal parts, to (i) full and partial repayments, (ii) reductions in investment income from loan non performance and (iii) lower LIBOR,

•	Other revenues of $3.1 million, primarily management fees, up slightly from Q2

•	Other expenses of $5.5 million, up $1 million from the prior quarter, due almost exclusively to higher professional fees (primarily legal), and

•	An $862,000 loss from equity investments, as we picked up changes, primarily non cash, in the equity accounts at two of our private equity funds in which we have co-investments.

Turning to the investment management business, our wholly owned subsidiary, CT Investment Management Co., or CTIMCO, recorded total third party revenues of $3.0 million ($4.7 million when including intercompany fees). In addition to managing its parent, Capital Trust, CTIMCO operates 6 third party private equity vehicles, two of which, CT Opportunity Partners I and CT High Grade Partners II, are currently investing and have over $900 million of dry powder. Including this committed and unspent capital, CTIMCO’s assets under management stood at $2.3 billion at quarter end. CTIMCO also earns revenue as a CDO collateral manager, managing 6 CDOs, and as a rated special servicer, named as special servicer on $1.7 billion of loans.

Over to the balance sheet,
•	Cash at quarter end was $28.6 million, up $9.0 million from June 30th. Cash increases were driven by the sale of our one REO asset for $7 million, equal to the carrying value of this asset at June 30th, plus roughly $2 million of net cash flow. Under the terms of our March debt restructuring, our only “financial” covenant requires maintenance of a minimum cash balance of $7 million, a test that we clearly complied with this quarter.

•	At quarter end, our Securities portfolio was comprised of 76 securities with a total net book value of $746 million. Third quarter activity included $3.4 million of paydowns and $78 million of impairments, $66 million of which were recorded through our income statement and $12 million of which were recorded directly to the equity account. These impairments were specific to one first loss CMBS investment in a large loan floating rate securitization (a $15 million bond that was impaired by $13 million), and two first loss classes of a floating rate CDO (these two positions totaled $69 million of gross book value and were impaired by a total of $65 million). A note on the accounting treatment for impaired securities: when securities are determined to be impaired, they must be taken to their market value on the balance sheet; the component of the change that is credit related is charged though the income statement and the remainder, the mark-to-market adjustment, is recorded to the equity account. As of quarter end, we have 11 impaired securities in the portfolio with total gross book value of $125.8 million and total credit impairments of $99 million. In addition, we have 23 securities with total book value of $195 million on our watch list. At quarter end, 30% of our securities portfolio is either impaired or on our watchlist.
•	Over to Loans, net book value of our loan portfolio was $1.6 billion, down $57 million from quarter-end, primarily as a result of the quarter’s reserve activity of $47 million plus full and partial repayments of $10 million. Reserves and allowances this quarter were taken against 6 separate loans, with the vast majority, $33 million, taken against three loans that are currently performing. While we anticipate that two of these loans will continue to perform in the near term (and possibly to maturity), an assessment of the current value of the underlying collateral led us to conclude that a full provision on each was warranted. In the third case, we modified and extended a performing loan and provided the borrower with partial debt forgiveness in return for a substantial pay down. As of quarter end, the Company has 13 loans totaling $214 million of gross book value with recorded reserves of $119 million and a net book value of $96 million. The Company’s loan watch list, comprised of performing loans of concern that do not carry credit reserves, included 17 loans with a total book balance of $509 million. In total, 38% of our loan portfolio either carries a reserve or is on our watchlist.

•	In the loans held for sale account, we have a single loan with a principal balance of $14 million that we carry at its anticipated sale price of $12 million. We expect that this loan sale will close in Q4 and, while taking a discount on a performing asset is painful, the loan carries a $5.6 million unfunded commitment that we will no longer be obligated to fund once the sale is consummated. Furthermore, this loan collateralizes one of our repurchase obligations and its sale will materially reduce the remaining required paydown necessary to qualify for maturity extension in March of next year.

•	Equity investments in unconsolidated subsidiaries reflects our co-investments in certain of our investment management funds. The balance is comprised of a small remaining position in CT Mezzanine Partners III, and our $25 million co-investment in CT Opportunity Partners I, of which we have funded $5.8 million to date. Differences between our fundings and the carrying value of this account are almost exclusively due to the pick up of non cash fair value adjustments at the fund. The fund carries its assets and liabilities at fair value, as opposed to amortized cost, with periodic changes in these values flowing though the fund’s income statement, changes that we pick up our share of at CT under the equity method.

•	On the liability side, we continued to reduce borrowings under our repurchase agreements, with total outstanding balances at quarter end of $492 million, down $11 million from June 30th (and down almost $90 million since the closing of the restructuring). As we have discussed in detail in previous calls, our March restructuring was designed to give us time to deleverage the balance sheet and collect our assets. The restructuring is based upon a multi-year plan comprised of three one year periods. In March of 2010, assuming no other defaults, we will qualify for the first one year extension if we have reduced the outstanding amounts owed to each lender by 20% from the pre-restructuring balances. As of quarter end, we have paid down the Citigroup facility by more than the required amount and have made significant progress towards achieving the same with JP Morgan and Morgan Stanley, having repaid $55 million and $15 million, respectively.

•	Looking at our CDOs, the balances were reduced by $8.6 million during the quarter due to the application of collateral principal proceeds and interest income redirection. As discussed on previous calls, from an operational standpoint, bond downgrades and, to a lesser degree, loan non performance, have caused 3 of our 4 CDOs to cut off cash flow to the classes that we own, redirecting the cash flow to hyperamortize the senior most securities in these structures.
•	Our senior credit facility was also part of the March restructuring. Quarter to quarter, the outstanding balance of this facility decreased, by roughly $250,000, due to $1.25 million of required quarterly amortization, largely offset by the accrued interest feature of this facility (calculated as the difference, if any, between the cash rate of LIBOR plus 3% and a fixed rate of 7.2%). This facility was restructured in order to be co-terminus with the repurchase agreements, extending automatically as those facilities extend.

•	Our junior subordinated debentures, also restructured earlier this year, have a GAAP book value of $127 million, up from $126 million at June 30th as we continue to accrete the balance up to the new, post restructuring face amount of $144 million over the remaining life of the debentures. These debentures carry an interest rate of 1% through 2012, reverting back to their prior coupon schedule thereafter until maturity in 2036.

•	Interest rate hedge liabilities increased by less than $1 million from quarter to quarter with the change in value picked up as a decrease to equity. While the $34.5 million hedge liability is a significant balance sheet item, it is important to note that the majority of this exposure is in our non recourse CDOs.

•	Finally, our shareholders equity account ended the quarter at $213 million, a decrease of $119 million from June 30th. The change is comprised of the $125 million of reserves and impairments on our loans and securities, offset by $6 million of net operating income. As a result, at September 30th, on a diluted basis, book value per share was $9.52.

With that, I will turn it back to John.

John Klopp:	Great, Shannon let’s open it up for questions.

Operator:	At this time, if you would like to ask a question, please press the * and 1 on your touchtone phone. You may withdraw your question at any time by pressing the # key. Once again, to ask a question, please press the * and 1 on your touchtone phone. And we’ll pause for a moment to allow questions to join the queue. Once again that’s * and 1 to ask a question. And it does appear at this time that there are no questions.

John Klopp:	OK. Well then I guess we’ve said it all. Thanks again for joining us.

Operator:	This does conclude today’s teleconference. You may disconnect at any time. Thank you for joining and have a wonderful day.
END